Exhibit 10.76

[Cegedim Letterhead]

March 1, 2007

John E. Bailye

Chairman and Chief Executive Officer

Dendrite International, Inc.

1405 U.S. Highway 206

Bedminster, New Jersey 07921

                Re:          Your Employment

Dear Mr. Bailye:

This letter, when accepted by you as described below, sets forth certain terms relating to the termination of your employment upon the merger of Dendrite International, Inc. (“Dendrite”) and Cegedim, S.A. (“Cegedim”).

Subject to the terms of this letter, you and Cegedim agree that immediately after the Merger Effective Time, as such term is defined in the Agreement and Plan of Merger, dated as of March 1, 2007 by and among Dendrite, Cegedim and Dogwood Enterprises (the “Merger Agreement”), provided you are then employed by Dendrite, your employment with Dendrite and/or any successor entity shall be terminated by Dendrite, such termination to be deemed to have been without Cause, and upon execution of a separation agreement that is in form and substance commercially reasonable, you shall be entitled to such severance payments and other benefits as are set forth in your Employment Agreement with Dendrite, dated as of May 16, 2006, as amended, including, without limitation, the Change in Control Severance Payment, as defined therein.  Notwithstanding anything to the contrary, you agree to accept this notice of such termination as sufficient and timely and no further notice shall be required to effect such termination.

As consideration for Cegedim’s agreement to terminate your employment as aforesaid, you agree (1) that you will reasonably cooperate with Cegedim and its advisors and consultants in the integration and transition activities to be conducted by and between Dendrite and Cegedim up to and until the earlier of the termination of the Merger Agreement or the Merger Effective Time; (2) that you shall not at any time make any statement, observation or opinion, or communicate any information (whether oral or written), including but not limited to, any statement, observation or opinion that is likely to come to the attention of (i) any client, employee or shareholder of Cegedim or any of its affiliates, (ii) any client, employee or shareholder of Dendrite or any of its affiliates or (iii) any member of the media or investment community, which statement, observation or opinion is derogatory of or casts in a negative light the proposed merger or Cegedim or any of its affiliates or its officers, directors and employees or otherwise engage in any activity which is manifestly inimical to the interests of Cegedim; and (3) except as specifically authorized in the Merger Agreement with respect to officers and directors acting in their capacity as such, you will not, participate in, initiate, solicit or knowingly encourage any Company Acquisition Proposal as defined in the Merger Agreement.  Notwithstanding the foregoing, nothing in this letter shall be construed as altering your contractual and legal obligations and duties to Dendrite, and its successors, as a director or its Chief Executive Officer of Dendrite, through the remainder of your service in such capacities, and thereafter.

If the terms of this letter are acceptable to you, please sign where provided below to indicate your agreement thereto and return a copy of the fully executed letter attention.

Very truly yours,

CEGEDIM, S.A.

By:	/s/ Jean-Claude Labrune
JEAN-CLAUDE LABRUNE

Agreed and accepted:

/s/ John E. Bailye
JOHN E. BAILYE